Exhibit 99.2

FOR IMMEDIATE RELEASE

Hudson City Bancorp, Inc. Announces Settlement Agreement with U.S. Department of

Justice and Consumer Financial Protection Bureau

Reaffirms Commitment to Fair and Responsible Lending

Paramus, New Jersey September 24, 2015—Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), announced today that the Bank has entered into a settlement agreement (the “Agreement”) with the U.S. Department of Justice (“DOJ”) and the Consumer Financial Protection Bureau (“CFPB”) related to certain alleged violations of the Fair Housing Act and Equal Credit Opportunity Act. The settlement was the result of investigations by the DOJ and CFPB into Hudson City’s lending practices in majority-Black and Hispanic areas in its footprint mostly outside of New Jersey during the years 2009 through 2013. The DOJ and CFPB asserted that the Bank failed to originate enough loans in these areas when compared to a group of other market participants using statistical analysis of market data.

Although Hudson City disagrees with the statistical analysis of loans relied upon by the DOJ and CFPB as the principal basis for its claims as well as the agencies’ conclusions from their investigations, the Bank has agreed to offer $25 million in subsidies to support home lending in minority areas and to implement a number of outreach and educational programs to residents of these communities. In the Bank’s view, the Agreement will help supplement the Bank’s strong record of serving the needs of all communities within its geographic reach in a fair and honest manner for over 150 years. Indeed, due to its unique structure as a portfolio lender thrift institution and its origination product limitations, Hudson City historically relied heavily on purchases of loans from other originators to minority borrowers in the very census tracts that form the basis of the allegations, and kept such loans on its balance sheet in order to fulfill its Community Reinvestment Act and fair lending responsibilities. In the Bank’s view, providing additional liquidity to originators active in these areas through loan purchases is critical to meeting the credit needs of these communities.

The Bank decided to settle this matter, which includes payment of a $5.5 million civil penalty, to avoid litigation with these agencies so that it can focus on continuing to provide fair credit services to its customers and working to complete its pending merger with M&T Bank Corporation (“M&T”). If the merger is approved by the Board of Governors of the Federal Reserve and the New York State Department of Financial Services, the combined company will provide a wider array of banking products and services across a broad geographic footprint with greater minority populations. As required under its Merger Agreement with M&T, the Company provided the Agreement to M&T for review and received M&T’s consent prior to entering into the Agreement.

“The Bank has been serving its customers since 1868. We have a longstanding commitment to serving the needs of customers in our geographic footprint and of operating with the integrity and responsiveness to the needs of the communities that we serve. We believe we have created a very strong record of providing responsible credit to the residents of a wide market area without succumbing to the temptations of subprime lending and predatory products that so many lenders engaged in. Our origination and servicing record is strong, and we remain committed to fair and responsible lending practices,” said Denis J. Salamone, Chairman and

Chief Executive Officer of the Company. “Although we do not agree with the DOJ’s and CFPB’s claims against the Bank, we agree, and have always believed, that there should be no discrimination based on race, national origin, gender or age in obtaining a loan.”

About Hudson City Bancorp, Inc.

Hudson City Bancorp is a Delaware corporation organized in 1999 and serves as the holding company of its only subsidiary, Hudson City Savings Bank. Hudson City Savings Bank conducts its operations out of its corporate offices in Paramus in Bergen County, New Jersey and through 135 banking offices in the New York metropolitan area.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” “probable,” and “future” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc. and Hudson City Bancorp, Inc.’s strategies, plans, objectives, expectations, and intentions, including the Merger and its Strategic Plan, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies, including the Merger and the implementation of the Strategic Plan, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, Hudson City Bancorp Inc.’s ability to successfully implement the Strategic Plan initiatives, further delays in closing the Merger and the ability of Hudson City Bancorp, Inc. or M&T Bank Corporation to obtain regulatory approvals and meet other closing conditions to the Merger. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

Contact:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road, Paramus, New Jersey 07652
Telephone:	(201) 967-8290
E-mail:	smunhall@hcsbnj.com